Exhibit 3.1
Originally Adopted May 5, 1961
Restated November 20, 1995
Amended Effective Date April 17, 1998
RESTATED
ARTICLES OF INCORPORATION
BASIN ELECTRIC POWER COOPERATIVE
The following Articles of Incorporation restate and supersede the Articles of Incorporation of Basin Electric Power Cooperative adopted May 5, 1961, and all amendments thereto.
ARTICLE I
The name of the Cooperative shall be BASIN ELECTRIC POWER COOPERATIVE.
The Cooperative is organized under Chapters 10-13 and 10-15 of the North Dakota Century Code.
The principal office of the Cooperative shall be located at Bismarck, in Burleigh County, State of North Dakota.
The name and address of the Agent of the Cooperative upon whom process may be served is Ronald R. Harper, Bismarck, North Dakota.
ARTICLE II
The purpose or purposes for which the Cooperative is organized are to engage in rural electrification and such other businesses as may be approved by resolution of the Membership adopted at any annual or special meeting of the Members and:
a.To generate, manufacture, purchase, acquire and accumulate electric energy for its Members and to transmit, distribute, furnish, sell and dispose of such electric energy to its Members and Non-Members, and to construct, erect, purchase, lease as lessee and in any manner acquire, own, hold, maintain, operate, sell, dispose of, lease as lessor, exchange and mortgage plants, buildings, works, machinery, supplies, apparatus, equipment and electric transmission and distribution lines or systems necessary, convenient or useful for carrying out and accomplishing any or all of the foregoing purposes;
b.To form one or more subsidiary business organizations to provide such other services as may be permitted by law for the benefit of the Cooperative, its Members or Non-Members;
c.To acquire, own, hold, use, exercise and, to the extent permitted by law, to sell, mortgage, pledge, hypothecate and in any manner dispose of franchises, rights, privileges, licenses,

rights-of-way and easements necessary, useful or appropriate to accomplish any or all of the purposes of the Cooperative;
d.To purchase, receive, lease as lessee or in any other manner acquire, own, hold, maintain, use, convey, sell, lease as lessor, exchange, mortgage, pledge or otherwise dispose of any and all real and personal property or any interest therein necessary, useful or appropriate to enable the Cooperative to accomplish any or all of its purposes;
e.To borrow money, to make and issue bonds, notes and other evidences of indebtedness, secured or unsecured for moneys borrowed or in payment for property acquired or for any of the other objects or purposes of the Cooperative; to secure the payments of such bonds, notes or other evidences of indebtedness by mortgages, or deed or deeds of trust upon, or by the pledge of or other lien upon, any or all of the property, rights, privileges or permits of the Cooperative, wheresoever situated, acquired or to be acquired;
f.To make advances and to extend credit to or for the account of its Members and to take any form of obligations or security therefore, to acquire, hold, transfer or pledge any note or other obligation, and to make any contract, endorsement or guaranty deemed desirable incident to the transfer or pledge of any such obligation, note or security; and
g.To do and perform, either for itself or its Members, any and all acts and things, and to have and exercise any and all powers, as may be necessary or convenient to accomplish any or all of the foregoing purposes, or as may be permitted by the Acts under which the Cooperative is formed.
The enumeration of the foregoing powers shall not be held to limit or restrict in any manner the general powers of this Cooperative, and this Cooperative is authorized to exercise and enjoy all of the powers, rights and privileges granted to or conferred upon associations of the character of this Cooperative by the laws of the State of North Dakota, now or hereafter in force.
ARTICLE III
The duration of the Cooperative shall be perpetual.
ARTICLE IV
The business and affairs of the Cooperative shall be managed by a Board of not less than five (5) nor more than fifteen (15) Directors.
ARTICLE V
This Cooperative is not organized for profit, and shall have no capital stock, but shall be a membership cooperative. There shall be four classes of membership in the Cooperative: Class A, Class B, Class C and Class D. The qualifications for membership and the rights and obligations thereof shall be as provided by law and as set forth in the Bylaws. Interest shall not be paid on the membership fee paid by the Member.

ARTICLE VI
Upon dissolution or liquidation, after
a.all debts and liabilities of the Cooperative shall have been paid,
b.all capital furnished through patronage shall have been retired as provided in the Bylaws, and
c.all membership fees shall have been repaid,
the remaining property and assets of the Cooperative shall be distributed among those Members which are Members on the date of dissolution in the proportion which the aggregate patronage of each such Member bears to the total patronage of all such Members, unless otherwise provided by law. Members of the Cooperative which (i) shall have withdrawn from membership, (ii) shall have been expelled from the Cooperative, or (iii) shall have been dissolved or whose corporate existence shall have expired, other than by reason of merger or consolidation with another Member, shall be deemed to have forfeited all interest in the Cooperative on and as of the date of withdrawal, expulsion or dissolution and shall not be entitled to any distribution upon dissolution of the Cooperative.
ARTICLE VII
The names and addresses of the original incorporators were as follows:

Arthur Jones	Oliver G. Rose
Britton, South Dakota	Nisland, South Dakota

John Irving	Jacob Nordberg
Mount Ayr, Iowa	Jacobson, Minnesota

Dennis Lindberg	C. R. Thiessen
Odebolt, Iowa	Lambert, Montana

Henry Swenson	Alfred J. Lien
Columbus, North Dakota	Platte, South Dakota

O. N. Gravgaard	Henry Meyerink
Hawick, Minnesota	Platte, South Dakota

Norman H. Andrew	Floyd Rasmussen
Jefferson, Iowa	Platte, South Dakota

Frank Wright	Austin G. Zander
Turton, South Dakota	Watertown, South Dakota

Oscar Torstenson	Charles E. Jewett
Dawson, Minnesota	Wibaux, Montana

Eddie H. Lake	Loyd Aten
Montevideo, Minnesota	Tabor, South Dakota

Lloyd D. Zimbrick	Ralph A. Sapp
Wheaton, Minnesota	Lake Preston, South Dakota

Vernon C. Johnson	Wm. Raabe
Lake Andes, South Dakota	Tyndall, South Dakota

Walter M. Lohr	Pat Plummer
Raymond, South Dakota	Baker, Montana

Ralph Dennis	Roger W. Giles
Canova, South Dakota	Lake Preston, South Dakota

Ted Anderson	Maynard Opsahl
Mitchell, South Dakota	Carpenter, South Dakota

Walter Smith	Harold Nahr
Grand Rapids, Minnesota	Stanley, North Dakota

R. M. St. Cyr	Lyle Herriott
Sidney, Montana	Timber Lake, South Dakota

John J. Hyde	Leon Birdsall
Creston, Iowa	Berthold, North Dakota

E. J. Dickinson	Bernard R. Riley
Le Mars, Iowa	Salem, South Dakota

R. L. Potts	Arthur Gabel
Columbus, North Dakota	Spencer, South Dakota

Richard Stoltenburg	Donald Waugh
Watertown, South Dakota	Salem, South Dakota

Otto Richter	O. N. Benjamin, Jr.
South Shore, South Dakota	Valley City, North Dakota

Harvey Bly	Wm. H. Wisdom
Brandon, South Dakota	Des Moines, Iowa

W. H. Van Orsdel	Mrs. V. T. Hanlon
Marion, South Dakota	Madison, South Dakota

George M. Hunter	Ransom Knutson
Madison, South Dakota	Ralph, South Dakota

L.H. Jacobson	Ted Anderson
Rapid City, South Dakota	Mitchell, South Dakota

H. A. Pinkerton	Otto A. Schneider
Redfield, South Dakota	McLaughlin, South Dakota

Clarence Johnson	Herbert Weber
Sturgis, South Dakota	Hazelton, North Dakota

Roger F. Johnson	Fritjof Fossum
Armour, South Dakota	Claire City, South Dakota

C. Peter Eggen	Harlan M. Severson
Sisseton, South Dakota	Madison, South Dakota

Otto Krapf	V. T. Hanlon
Cavour, South Dakota	Madison, South Dakota

Edward E. Wolter	Elmer Jorgenson
Anoka, Minnesota	Lemmon, South Dakota

Ellwood H. Johnson	Leroy D. Schacher
Minneapolis, Minnesota	Bison, South Dakota

Albert C. Hauffe	G. T. Johnson
Leola, South Dakota	Shade Hill, South

Robert E. Monkman	John H. Hubers, Jr.
Desmet, South Dakota	Harrison, South Dakota

George W. Comog	Alfred Anderson
Linton, North Dakota	Bison, South Dakota

ARTICLE VIII
The first Board of Directors was composed of eight (8) Members as follows:

Name	Address

Norman H. Andrew	Jefferson, Iowa
Arthur Jones	Britton, South Dakota
Jacob Nordberg	Jacobson, Minnesota
Dennis Lindberg	Odebolt, Iowa
0. N. Gravgaard	Hawick, Minnesota
Oliver G. Rose	Nisland, South Dakota
John Irving	Mt. Ayr, Iowa
Henry Swenson	Columbus, North Dakota
ARTICLE IX
The Cooperative may not sell, lease or otherwise dispose of any of its property other than:
a.property which, in the judgment of the Board of Directors will be neither necessary nor useful in operating and maintaining the Cooperative's system; provided, however, that sales of such property shall not in any one year exceed in value five per centum of the value of all of the property of the Cooperative;
b.services of all kinds, including electric energy; and
c.personal property acquired for resale;
unless such sale, lease or other disposition is authorized at a meeting of the Members by the affirmative vote of at least two-thirds (2/3) of the entire membership which is eligible to vote at such meeting which vote shall be cast In person, and the notice of such proposed sale, lease or other disposition shall have been contained in the notice of the meeting; provided, however, that notwithstanding anything herein contained, the Board of Directors, without authorization by the Members, shall have full power and authority to borrow money and in connection with such borrowing to authorize the making and issuance of bonds, notes or other evidences of indebtedness and, to secure the payment thereof, to authorize the execution and delivery of a mortgage or mortgages, or a deed or deeds of trust upon, or the pledging or encumbrancing of any or all of the property, assets, rights, privileges, licenses, franchises and permits of the Cooperative, whether acquired or to be acquired, and wherever situated, all upon such terms and conditions as the Board of Directors shall determine.
ARTICLE X
The Cooperative may amend or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law.

BASIN ELECTRIC POWER COOPERATIVE CERTIFICATE
I, Claire M. Olson, Assistant Secretary of Basin Electric Power Cooperative, certify that the attached is a true and correct copy of the Restated Articles of Incorporation of Basin Electric Power Cooperative, adopted by the Membership of Basin Electric Power Cooperative on March 8, 1998, at its notified Special Membership Meeting held in Nashville, Tennessee, and to be effective on April 17, 1998.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Cooperative on this 1st day of September, 2010.

/s/Claire M. Olson
Claire M. Olson
Assistant Secretary